Bingham McCutchen LLP

2020 K Street NW

Washington, DC 20006-1806

www.bingham.com

January 18, 2013

Nuveen Enhanced Municipal Value Fund

333 West Wacker Drive

Chicago, IL 60606

Re: Nuveen Enhanced Municipal Value Fund (File Nos. 333-183553 and 811-22323)

Ladies and Gentleman:

We hereby consent to all references to our firm in Post-Effective Amendment No. 1 under the Securities Act of 1933 to the Registration Statement of Nuveen Enhanced Municipal Value Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Bingham McCutchen LLP